Exhibit 8.1


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SIDLEY AUSTIN    25 BASINGHALL STREET      |CHICAGO   LONDON      SINGAPORE
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Granite Master Issuer plc
Fifth Floor
100 Wood Street
London  EC2V 7EX


                                                             November 29, 2006



         Re:  Granite Master Issuer plc
              Granite Finance Funding 2 Limited
              Granite Finance Trustees Limited
              Series 2006-4 Notes


Ladies and Gentlemen:

We have acted as English legal counsel and as United Kingdom tax counsel for Northern Rock plc, a public limited company incorporated under the laws of England and Wales, in connection with the issuance of U.S.$650,000,000 Series 2006-4 Class A1 Notes due December 2030, (euro)200,000,000 Series 2006-4 Class A2 Notes due December 2030, (pound)350,000,000 Series 2006-4 Class A3 Notes due December 2030, U.S. $704,300,000 Series 2006-4 Class A4 Notes due December 2054, CAN$350,000,000 Series 2006-4 Class A5 Notes due December 2054, $1,130,000,000 Series 2006-4 Class A6 Notes due December 2054,
(euro)1,135,000,000 Series 2006-4 Class A7 Notes due December 2054, (pound)300,000,000 Series 2006-4 Class A8 Notes due December 2054, U.S.$60,600,000 Series 2006-4 Class B1 Notes due December 2054,
(euro)62,500,000 Series 2006-4 Class B3 Notes due December 2054, U.S.$47,800,000 Series 2006-4 Class M1 Notes due December 2054, U.S.$10,000,000 Series 2006-4 Class M2 Notes due December 2054,
(euro)84,400,000 Series 2006-4 Class M3 Notes due December 2054, U.S.$32,600,000 Series 2006-4 Class C1 Notes due December 2054, U.S.$15,000,000 Series 2006-4 Class C2 Notes due December 2054 and
(euro)62,800,000 Series 2006-4 Class C3 Notes due December 2054 (the "Series 2006-4 Notes") by Granite Master Issuer plc (the "Issuer"). The Notes will be issued pursuant to the Eighth Supplemental Issuer Trust Deed dated November 29, 2006 to the Issuer Trust Deed dated January 19, 2005 between The Bank of New York and the Issuer.




 A list of partners' names and their professional qualifications is open for inspection at Woolgate Exchange 25 Basinghall Street, London, EC2V 5HA. All
  partners are either solicitors or registered foreign lawyers. The offices listed above (other than London) are offices of associated Sidley Austin
                 Partnerships. Regulated by the Law Society.

SIDLEY AUSTIN                                  GRANITE MASTER ISSUER PLC|
----------------|                                                       |
SIDLEY          |                                                PAGE 2 |LONDON


      As United Kingdom tax counsel, we have advised the Issuer with respect to the material United Kingdom tax consequences of the issuance of the Series 2006-4 Notes as described in the discussion set forth under the heading "Material United Kingdom tax consequences" in the prospectus relating to the issuance of the Series 2006-4 Notes, which has been filed with the Securities and Exchange Commission. That advice is reflected in that discussion, and we hereby confirm and adopt that discussion as our opinion in accordance with its terms.

      We hereby consent to the filing of this letter as an exhibit to the Issuer's Report on Form 8-K dated the date hereof.


                                               Very truly yours,


                                               /s/ Sidley Austin